Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2014

SECOND QUARTER RESULTS

Reiterates Fiscal 2014 Adjusted(1) EPS Estimate Range of $3.40 to $3.65

Declares Quarterly Cash Dividend of $0.15 per share

OSHKOSH, WI — (April 29, 2014) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2014 second quarter net income of $71.5 million, or $0.83 per diluted share, compared to $85.9 million, or $0.96 per diluted share, in the second quarter of fiscal 2013. Fiscal 2014 second quarter adjusted net income was $69.0 million, or $0.80 per diluted share, excluding(1) after-tax costs of a pension curtailment of $2.6 million related to announced workforce reductions in the Company’s defense segment, after-tax costs of $7.0 million incurred in connection with the refinancing of the Company’s senior notes due 2017 and credit agreement as well as a $12.1 million tax benefit related to the reduction of a net operating loss valuation reserve. All results are for continuing operations, unless stated otherwise. Comparisons are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the second quarter of fiscal 2014 were $1.68 billion, a decrease of 15.4 percent. Significantly lower defense segment sales were offset in part by improved demand in the Company’s access equipment segment.

Consolidated operating income in the second quarter of fiscal 2014 was $119.4 million, or 7.1 percent of sales, compared to $134.6 million, or 6.8 percent of sales, in the second quarter of fiscal 2013. Fiscal 2014 second quarter adjusted operating income was $123.5 million, or 7.4 percent of sales, excluding(1) before-tax pension curtailment costs of

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

$4.1 million. The 60 basis point improvement in adjusted operating income margins in the second quarter of fiscal 2014 was primarily a result of favorable performance in the Company’s access equipment segment, offset in part by lower defense segment sales.

“A strong focus on execution has enabled a successful roll-out of our MOVE strategy over the past two years and that focus was certainly evident this quarter. Our employees and business partners worked hard to overcome a number of weather-related challenges in the United States during the quarter, and we are thankful for their efforts,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “We are optimistic about our outlook for the second half of fiscal 2014. U.S. construction spending has continued to slowly improve. We are also seeing positive trends outside the U.S. as international orders for the first six months of fiscal 2014 grew at a double digit rate in our access equipment segment. This is encouraging as we seek to broaden our sales across the globe.

“We recently participated in several successful trade shows for our non-defense businesses where we launched a large number of new products that we believe will improve performance for our customers.

“Our defense segment performance remained in line with our previously communicated expectations. We recently announced plans to reduce our defense segment workforce this summer, while still maintaining the experience and expertise necessary to support existing programs and to successfully compete for numerous tactical wheeled vehicle sales opportunities globally. We expect to be able to announce positive results on some of these opportunities over the next 12 to 24 months.

“We remain focused on executing our MOVE strategy and reiterate our fiscal 2014 adjusted(1) earnings per share target range of between $3.40 and $3.65,” added Szews.

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 5.9 percent to $866.0 million for the second quarter of fiscal 2014. The improvement was principally the result of higher unit volumes, improved aftermarket parts & service sales and favorable pricing, offset in part by the absence of U.S. military telehandler sales under a contract that was completed in the fourth quarter of fiscal 2013. Sales of access equipment, excluding U.S. military contract sales(1), rose 9.3 percent in the second quarter, overcoming the impact of severe weather.

Access equipment segment operating income increased 22.7 percent to $116.6 million, or 13.5 percent of sales, for the second quarter of fiscal 2014 compared to $95.0 million, or 11.6 percent of sales. The increase in operating income was primarily the result of higher sales volume, favorable impact of cost reduction initiatives and favorable pricing, offset in part by increased new product development spending.

Defense — Defense segment sales for the second quarter of fiscal 2014 decreased 41.5 percent to $484.4 million. The decrease in sales was primarily due to an expected decline in sales to the U.S. Department of Defense (DoD) and lower international sales of MRAP All-Terrain Vehicles.

Defense segment operating income decreased 48.6 percent to $34.5 million, or 7.1 percent of sales, for the second quarter of fiscal 2014 compared to $67.0 million, or 8.1 percent of sales. Excluding a pension curtailment charge(1), adjusted operating income was $38.6 million, or 8.0 percent of sales. The decrease in adjusted operating income was largely due to lower sales volume. Results in the second quarter of fiscal 2014 also benefited from reaching an agreement with the U.S. government regarding the reimbursement of $4.6 million of pension costs on DoD contracts.

Fire & Emergency — Fire & emergency segment sales for the second quarter of fiscal 2014 decreased 10.3 percent to $156.1 million. The decrease in sales primarily reflected lower sales volume as a result of production delays and lower international deliveries.

Fire & emergency segment operating income decreased 60.9 percent to $1.0 million, or 0.7 percent of sales, for the second quarter of fiscal 2014 compared to $2.7 million, or 1.6 percent of sales. The decrease in operating income was largely the result of lower sales volume.

Commercial — Commercial segment sales decreased 1.7 percent to $182.3 million in the second quarter of fiscal 2014. The decrease in sales was primarily attributable to lower package sales, which include both a body and chassis, and lower intersegment defense sales, offset in part by higher shipments of front-discharge concrete mixer rebuilds. Severe weather contributed to delays in chassis supplier deliveries, which impacted the Company’s ability to ship completed units in the quarter.

Commercial segment operating income decreased 28.8 percent to $5.4 million, or 3.0 percent of sales, for the second quarter of fiscal 2014 compared to $7.6 million, or 4.1 percent of sales. The decrease in operating income was primarily a result of investments in MOVE initiatives.

Corporate — Corporate operating expenses increased $0.2 million to $38.1 million for the second quarter of fiscal 2014.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $11.8 million to $26.5 million in the second quarter of fiscal 2014. The increase in interest expense net of interest income was largely due to debt extinguishment costs of $11.0 million incurred in connection with the refinancing of the Company’s senior notes due 2017 and credit agreement during the second quarter of fiscal 2014.

Provision for Income Taxes — The Company recorded income tax expense of $22.9 million in the second quarter of fiscal 2014, or 24.6 percent of pre-tax income, compared to $34.8 million, or 29.0 percent of pre-tax income, in the second quarter of fiscal 2013. In the second quarter of fiscal 2014, the Company recorded a $12.1 million benefit due to a reduction in a valuation reserve for net operating losses upon securing a favorable tax ruling.

Share Repurchases — During the second quarter of fiscal 2014, the Company repurchased 146,365 shares of its common stock at an aggregate cost of $7.3 million. Lower average diluted shares outstanding favorably impacted earnings per share in the second quarter of fiscal 2014 by $0.03.

Six-month Results

The Company reported net sales for the first six months of fiscal 2014 of $3.21 billion and net income of $126.4 million, or $1.47 per share. This compares with net sales of $3.73 billion and net income of $132.2 million, or $1.46 per share, in the first six months of the prior year. Adjusted results(1) for the first six months of fiscal 2014 were $123.9 million, or $1.44 per share, as compared to $142.6 million, or $1.57 per share, in the first six months of fiscal 2013. The decrease in adjusted results in the first six months of fiscal 2014 was largely attributable to lower sales and operating income in the Company’s defense segment and higher information technology and new product development spending, offset in part by higher sales and improved performance in the access equipment segment. Earnings per share in the first six months of fiscal 2014 improved $0.06 compared to the prior year period as a result of lower average diluted shares outstanding.

Fiscal 2014 Expectations

The Company is maintaining its full-year fiscal 2014 adjusted(1) earnings per share expectations of $3.40 to $3.65. The Company expects consolidated sales for fiscal 2014 will be approximately $6.7 billion to $6.8 billion, reflecting an increase of $50 million on the low end of the range and a decrease of $50 million on the high end of the range compared to the Company’s previous expectations. The Company’s estimated sales range reflects higher expectations in the access equipment segment and slightly lower expectations in each of the Company’s other segments. The Company expects adjusted(1) consolidated operating income to be between $490 million and $520 million. The adjusted consolidated operating income expectations reflect improved operating income margins in the Company’s access equipment and defense segments, offset by lower operating income margins in the Company’s fire & emergency and commercial segments, and an approximate $10 million increase in corporate expenses compared to previous expectations.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.15 per share of common stock. The dividend will be payable on May 29, 2014 to shareholders of record as of May 15, 2014.

Conference Call

The Company will comment on its fiscal 2014 second quarter earnings and its full-year fiscal 2014 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the pace of U.S. and European economic recoveries; the strength of emerging market growth and projected adoption rate of work at height machinery; the expected level and timing of DoD and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of lower customer orders in the defense segment; the Company’s ability to win a U.S. Joint Light Tactical Vehicle production contract award; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; the impact of severe weather or natural disasters that may affect either the Company, the Company’s suppliers or its customers; the impact of cyber security risk and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Net sales	$1,677.9	$1,984.4	$3,208.1	$3,734.2
Cost of sales	1,386.7	1,681.0	2,661.8	3,184.8
Gross income	291.2	303.4	546.3	549.4

Operating expenses:
Selling, general and administrative	158.0	154.3	302.7	305.6
Amortization of purchased intangibles	13.8	14.5	27.7	28.9
Total operating expenses	171.8	168.8	330.4	334.5
Operating income	119.4	134.6	215.9	214.9

Other income (expense):
Interest expense	(27.0)	(16.4)	(43.2)	(32.8)
Interest income	0.5	1.7	1.0	4.2
Miscellaneous, net	0.5	0.1	(1.2)	0.4
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	93.4	120.0	172.5	186.7
Provision for income taxes	22.9	34.8	47.6	55.8
Income from continuing operations before equity in earnings of unconsolidated affiliates	70.5	85.2	124.9	130.9
Equity in earnings of unconsolidated affiliates	1.0	0.7	1.5	1.3
Income from continuing operations, net of tax	71.5	85.9	126.4	132.2
Income from discontinued operations, net of tax	—	0.6	—	0.8
Net income	$71.5	$86.5	$126.4	$133.0

Amounts available to common shareholders, net of tax:
Net income	$71.5	$86.5	$126.4	$133.0
Allocated to participating securities	(0.3)	(0.5)	(0.5)	(0.8)
Net income available to common shareholders	$71.2	$86.0	$125.9	$132.2

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Earnings per share attributable to common shareholders-basic:
Continuing operations	$0.84	$0.98	$1.49	$1.48
Discontinued operations	—	0.01	—	0.01
	$0.84	$0.99	$1.49	$1.49

Earnings per share attributable to common shareholders-diluted:
Continuing operations	$0.83	$0.96	$1.47	$1.46
Discontinued operations	—	0.01	—	0.01
	$0.83	$0.97	$1.47	$1.47

Basic weighted-average shares outstanding	84,036,403	87,112,173	84,681,375	88,706,133
Dilutive stock options and other equity-based compensation awards	1,679,070	1,454,176	1,591,580	1,315,578
Participating restricted stock	(208,409)	(217,010)	(201,872)	(176,953)
Diluted weighted-average shares outstanding	85,507,064	88,349,339	86,071,083	89,844,758

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$420.0	$733.5
Receivables, net	986.3	794.3
Inventories, net	913.1	822.0
Deferred income taxes, net	65.2	67.6
Prepaid income taxes	61.5	100.4
Other current assets	31.6	35.6
Total current assets	2,477.7	2,553.4
Investment in unconsolidated affiliates	22.7	20.9
Property, plant and equipment:
Property, plant and equipment	929.3	893.1
Accumulated depreciation	(559.9)	(530.9)
Property, plant and equipment, net	369.4	362.2
Goodwill	1,044.3	1,041.0
Purchased intangible assets, net	687.4	714.7
Other long-term assets	82.5	73.5
Total assets	$4,684.0	$4,765.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$15.0	$65.0
Accounts payable	608.2	531.7
Customer advances	317.6	294.4
Payroll-related obligations	119.1	146.9
Accrued warranty	94.3	101.3
Deferred revenue	17.4	23.8
Other current liabilities	142.8	217.6
Total current liabilities	1,314.4	1,380.7
Long-term debt, less current maturities	885.0	890.0
Deferred income taxes, net	118.5	143.0
Other long-term liabilities	253.3	244.2
Commitments and contingencies
Shareholders’ equity	2,112.8	2,107.8
Total liabilities and shareholders’ equity	$4,684.0	$4,765.7

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2014	2013
Operating activities:
Net income	$126.4	$133.0
Depreciation and amortization	63.5	63.3
Stock-based compensation expense	11.0	10.8
Deferred income taxes	(22.2)	(13.8)
Other non-cash adjustments	4.1	(6.7)
Changes in operating assets and liabilities	(237.1)	(142.2)
Net cash provided (used) by operating activities	(54.3)	44.4

Investing activities:
Additions to property, plant and equipment	(36.4)	(15.4)
Additions to equipment held for rental	(11.0)	(10.1)
Contribution to rabbi trust	(1.9)	—
Proceeds from sale of equipment held for rental	2.7	3.9
Other investing activities	(0.4)	(3.3)
Net cash used by investing activities	(47.0)	(24.9)

Financing activities:
Repurchases of common stock	(152.8)	(125.1)
Repayment of long-term debt	(705.0)	—
Proceeds from issuance of long-term debt	650.0	—
Debt issuance costs	(18.8)	—
Proceeds from exercise of stock options	33.6	15.7
Dividends paid	(25.4)	—
Excess tax benefits from stock-based compensation	6.5	0.8
Net cash used by financing activities	(211.9)	(108.6)

Effect of exchange rate changes on cash	(0.3)	0.7
Decrease in cash and cash equivalents	(313.5)	(88.4)
Cash and cash equivalents at beginning of period	733.5	540.7
Cash and cash equivalents at end of period	$420.0	$452.3

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	March 31, 2014			March 31, 2013
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$421.0	$—	$421.0	$379.3	$—	$379.3
Telehandlers	299.7	—	299.7	307.4	—	307.4
Other	145.3	—	145.3	130.7	—	130.7
Total access equipment	866.0	—	866.0	817.4	—	817.4

Defense	484.3	0.1	484.4	826.7	0.9	827.6

Fire & emergency	146.9	9.2	156.1	161.8	12.2	174.0

Commercial
Concrete placement	93.7	—	93.7	92.2	—	92.2
Refuse collection	60.6	—	60.6	61.3	—	61.3
Other	26.4	1.6	28.0	25.0	7.0	32.0
Total commercial	180.7	1.6	182.3	178.5	7.0	185.5
Intersegment eliminations	—	(10.9)	(10.9)	—	(20.1)	(20.1)
Consolidated net sales	$1,677.9	$—	$1,677.9	$1,984.4	$—	$1,984.4

	Six Months Ended
	March 31, 2014			March 31, 2013
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$737.5	$—	$737.5	$631.5	$—	$631.5
Telehandlers	517.4	—	517.4	514.3	—	514.3
Other	279.7	—	279.7	252.8	0.1	252.9
Total access equipment	1,534.6	—	1,534.6	1,398.6	0.1	1,398.7

Defense	965.6	0.1	965.7	1,654.5	1.8	1,656.3

Fire & emergency	335.9	18.2	354.1	333.2	22.9	356.1

Commercial
Concrete placement	175.1	—	175.1	155.5	—	155.5
Refuse collection	141.4	—	141.4	142.1	—	142.1
Other	55.5	2.9	58.4	50.3	14.9	65.2
Total commercial	372.0	2.9	374.9	347.9	14.9	362.8
Intersegment eliminations	—	(21.2)	(21.2)	—	(39.7)	(39.7)
Consolidated net sales	$3,208.1	$—	$3,208.1	$3,734.2	$—	$3,734.2

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Operating income (loss):
Access equipment	$116.6	$95.0	$206.9	$143.9
Defense	34.5	67.0	59.3	127.9
Fire & emergency	1.0	2.7	7.9	8.1
Commercial	5.4	7.6	15.6	15.6
Corporate	(38.1)	(37.9)	(73.7)	(80.6)
Intersegment eliminations	—	0.2	(0.1)	—
Consolidated	$119.4	$134.6	$215.9	$214.9

	March 31,
	2014	2013
Period-end backlog:
Access equipment*	$726.5	$778.7
Defense**	1,242.0	2,580.3
Fire & emergency	534.1	500.6
Commercial	224.5	170.8
Consolidated	$2,727.1	$4,030.4

*                 Lower backlog at March 31, 2014 was largely due to completion of DoD military telehandler production in the fourth quarter of fiscal 2013. Backlog for these telehandlers was $39.0 million at March 31, 2013.

**          Lower backlog at March 31, 2014 was due primarily to reduced funding for legacy programs (FMTV and FHTV) as a result of reduced U.S. government customer demand.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Access equipment segment sales excluding military (non-GAAP)	$866.0	$792.0	$1,527.1	$1,352.9
Military telehandler sales	—	25.4	—	45.8
Final pricing adjustment on multi-year military contract	—	—	7.5	—
Access equipment segment sales (GAAP)	$866.0	$817.4	$1,534.6	$1,398.7

Defense operating income (non-GAAP)	$38.6	$67.0	$63.4	$127.9
Pension curtailment	(4.1)	—	(4.1)	—
Defense operating income (GAAP)	$34.5	$67.0	$59.3	$127.9

Adjusted operating income (non-GAAP)	$123.5	$134.6	$220.0	$231.2
Pension curtailment	(4.1)	—	(4.1)	—
Tender offer and proxy contest costs	—	—	—	(16.3)
Operating income (GAAP)	$119.4	$134.6	$215.9	$214.9

Adjusted income from continuing operations, net of tax (non-GAAP)	$69.0	$85.9	$123.9	$142.6
Reduction of valuation allowance on net operating loss carryforward	12.1	—	12.1	—
Pension curtailment, net of tax	(2.6)	—	(2.6)	—
Debt extinguishment costs, net of tax	(7.0)	—	(7.0)	—
Tender offer and proxy contest costs, net of tax	—	—	—	(10.4)
Income from continuing operations, net of tax (GAAP)	$71.5	$85.9	$126.4	$132.2

Adjusted earnings per share from continuing operations-diluted (non-GAAP)	$0.80	$0.96	$1.44	$1.57
Reduction of valuation allowance on net operating loss carryforward	0.14	—	0.14	—
Pension curtailment, net of tax	(0.03)	—	(0.03)	—
Debt extinguishment costs, net of tax	(0.08)	—	(0.08)	—
Tender offer and proxy contest costs, net of tax	—	—	—	(0.11)
Earnings per share from continuing operations-diluted (GAAP)	$0.83	$0.96	$1.47	$1.46

	Fiscal 2014 Expectations
	Low	High

Adjusted operating income (non-GAAP)	$490.0	$520.0
Pension curtailment	(4.1)	(4.1)
Operating income (GAAP)	$485.9	$515.9

Adjusted earnings per share from continuing operations-diluted (non-GAAP)	$3.40	$3.65
Reduction of valuation allowance on net operating loss carryforward	0.14	0.14
Pension curtailment, net of tax	(0.03)	(0.03)
Debt extinguishment costs, net of tax	(0.08)	(0.08)
Earnings per share from continuing operations-diluted (GAAP)	$3.43	$3.68

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